Exhibit 10.05

TRANSITION SERVICES AGREEMENT
This Transition Services Agreement (“Agreement”) is made by and between Nicholas R. Noviello (“Executive”) and Symantec Corporation (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) and is effective as of the date it is signed by the Parties (the “Effective Date”).

RECITALS

WHEREAS, Executive intends to resign from his employment with the Company on the day immediately following the final day of the Transition Period, or such earlier date determined by the Company (the “Resignation Date”); and

WHEREAS, Executive and Company both wish to ensure an orderly transition of Executive’s duties and responsibilities throughout the Transition Period;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Executive’s Resignation. Executive will resign from his employment with the Company as of the Resignation Date, and the Company shall process his voluntary termination accordingly. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation from employment.
2.    Continued Employment; Transition Services. Beginning on the Effective Date of this Agreement and through and including August 14, 2019 (the “Transition Period”), Executive agrees to provide the following transition services (the “Transition Services”): (1) continue to serve as the Company’s Chief Financial Officer until such time as the Board of Directors of the Company determines that Executive shall no longer serve in such capacity and (2) provide reasonable transition services to the Company, or such other services as the Company may request, including, but not limited to, the transitioning of Executive’s responsibilities and assistance in the hiring of a new chief financial officer of the Company and the execution of the Company’s financial documents required to be filed with the Securities and Exchange Commission. Executive’s employment during the period Executive provides the Transition Services shall continue to be “at-will,” meaning the Company and Executive are both free to terminate Executive’s employment with or without cause or notice. During the period Executive provides the Transition Services, Executive shall continue to receive his salary at the same rate and frequency that he was receiving his salary immediately prior to the Transition Period, and shall continue to be eligible to participate in then-available Company benefit programs at the same level as he would have been eligible to participate in such programs as of immediately prior to the Transition Period, subject to the terms and conditions, including eligibility requirements, of such programs. If, at any time during the period Executive provides the Transition Services, the Company appoints a new chief financial officer, Executive will take all steps necessary at the Company’s request to relinquish the title of chief financial officer and continue providing such Transition Services as will be determined by the Company in its sole discretion.
3.    Consideration. In consideration of the Transition Services, and in connection with and in exchange for the Parties’ promises herein, including the restrictive covenants provision (Section 4), the Parties agree as follows:
(a)    Accrued Compensation. Notwithstanding anything to the contrary in this Section 3, in connection with any termination of employment, the Company shall pay Executive’s earned but unpaid base salary and other vested but unpaid cash entitlements, including unused earned vacation pay (if applicable) and unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”). In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which Executive is entitled shall be paid to Executive in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of Executive in which the termination occurs or at such earlier time as may be required by applicable law. Any Accrued Benefits to which Executive is entitled shall be paid to Executive as provided in the relevant plans and arrangements.
(b)    Base Salary Upon Qualifying Termination. If prior to the end of the Transition Period, Executive’s employment with the Company is terminated by the Company other than for Cause (as defined below), Executive resigns his employment for Constructive Termination (as defined below), Executive’s employment terminates as a result of death or Disability (as defined below) or Executive resigns his employment at the written request of the Company if such request is not for Cause (each, a “Qualifying Termination” and the date of termination of employment upon such Qualifying Termination, the “Qualifying Termination Date”), and subject to Executive’s execution and non-revocation of a Final Release (as defined below) by the Final Release Deadline (as defined below), Executive will be entitled to a lump sum payment of all unpaid base salary compensation to which he would otherwise be entitled under this Agreement from the Qualifying Termination Date through the end of the Transition Period.
(c)    FY19 Executive Annual Incentive Plan. Executive will continue to participate in the FY19 Executive Annual Incentive Plan (the “FY19 EAIP”) and will remain eligible to receive a payment thereunder pursuant to the terms of the FY19 EAIP, but based solely on Company performance and without any application of negative discretion unless it is applied uniformly to all participants, each as determined by the Compensation and Leadership Development Committee, at such time that the Company makes payment to all of its similarly situated employees under the FY19 EAIP, provided that Executive remains employed through the payment date of such bonus, and except as set forth in this sentence, subject to the terms of such FY19 EAIP. Notwithstanding the foregoing, if prior to such payment date, Executive has a Qualifying Termination, any payment determined to be payable by the Compensation and Leadership Development Committee will be made at such time that the Company makes payment to all of its similarly situated employees under the FY19 EAIP regardless of Executive’s employment on the payment date, provided Executive has executed and not revoked the Final Release prior to the Final Release Deadline. If, at any time prior to the payment of the FY19 EAIP bonus payment and the end of the Transition Period, Executive resigns his employment other than as a result of a Qualifying Termination, or his employment is terminated by the Company for Cause, he shall not be entitled to any payment under the FY19 EAIP.
(d)    FY20 Executive Annual Incentive Plan. Executive will be eligible to participate in any FY20 Executive Annual Incentive Plan adopted by the Company (the “FY20 EAIP”) and will be eligible to receive a payment thereunder pursuant to the terms of the FY20 EAIP.
(e)    RSUs & Options. Executive will continue to vest in Executive’s outstanding Company restricted stock unit awards (other than the performance-based restricted stock unit awards as set forth in subsections (f) and (g) below) (“RSUs”), in accordance with the terms of such RSUs through the end of the Transition Period, provided Executive continues to provide the Transition Services as of the applicable vesting date set forth in such RSUs. Notwithstanding the foregoing, if Executive has a Qualifying Termination before the end of the Transition Period, the vesting of Executive’s then outstanding RSUs will accelerate such that Executive will vest in the number of shares of Company common stock subject to each such RSU that would have vested had Executive remained employed through the Transition Period, provided Executive has executed and not revoked the Final Release prior to the Final Release Deadline. Any RSUs that are unvested at the end of the Transition Period will be forfeited. Any vested stock options held by Executive shall continue to be governed by the terms and conditions of the applicable award agreement and the Company’s equity plans under which the stock options were granted.
(f)    FY2017 PRSU. Executive will be entitled to vesting and settlement of 44,184 shares of Company common stock in accordance with the FY 2017 Amended and Restated Performance Restricted Stock Unit Agreement, identified by Grant Number PC002016 (the “FY17 PRSU”), including Sections 4 and 6 of Appendix B of the FY17 PRSU; provided, however, that a Qualifying Termination shall be treated as an Involuntary Termination (as set forth in the FY17 PRSU) or a “qualifying termination” (as set forth in the FY17 PRSU) as of the last day of the Transition Period, subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline.
(g)    FY2018 PRSU & FY2019 PRSU (FCF) & FY2019 PRSU (EPS). Executive will be entitled to vesting and settlement of the shares of Company common stock in accordance with (i) the provisions of the FY2018 Performance Restricted Stock Unit Award Agreement (the “FY18 PRSU”), including Sections 5, 6 and 9 of Appendix B thereof and satisfaction of any required performance metrics; (ii) the provisions of the FY19 Performance Restricted Stock Unit

Award Agreement (FCF) (the “FY19 PRSU FCF”), including Sections 5, 6 and 10 or Appendix B thereof and satisfaction of any required performance metrics and (iii) the provisions of the FY2019 Performance Restricted Stock Unit Award Agreement (EPS) (the “FY19 PRSU EPS”), including Sections 5, 6 and 10 of Appendix B thereof and satisfaction of any required performance metrics, identified by Grant Numbers 1082446, 1098918, 1098919, 1098920 and 1098921, respectively; provided, however, that a Qualifying Termination prior to the end of the Transition Period shall be treated as an Involuntary Termination (as set forth in such applicable Performance Restricted Stock Unit Award Agreements) or a “qualifying termination” (as set forth in such applicable Performance Restricted Stock Unit Award Agreements), as of the last day of the Transition Period, subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline.
(h)    Severance. Upon Executive’s termination of employment on the day immediately following the end of the Transition Period, or upon an earlier Qualifying Termination and, in each case subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline, Executive will be entitled to the severance and benefits pursuant to the Symantec Corporation Executive Severance Plan (the “Severance Plan”) as follows:
(i)    A lump sum payment of $650,000.00, representing one times Executive’s base salary within ten (10) days following the effectiveness of the Final Release;
(ii)    A lump sum payment of $15,000.00 within ten (10) days following the effectiveness of the Final Release,
(iii)    six (6) months of outplacement services, including counseling and guidance to assist in securing subsequent employment;
(iv)    If Executive timely elects to continue to receive coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Executive and his eligible dependents shall be eligible to participate in the Company’s group medical, dental and/or vision insurance plans for so long as permitted by the applicable COBRA regulations, at Executive’s sole cost; and
(v)    A lump sum payment equal to a 75% of Executive’s prorated target incentive amount under the FY19 EAIP as provided in the Severance Plan, if such resulting cash payment is greater than the cash payment under the FY19 EAIP provided in Section 3(c) above; provided, however, that for the avoidance of doubt, Executive shall be entitled to either the payment pursuant to Section 3(c) above or pursuant to the Severance Plan, but not both.
(i)    Transition Retention Payment. In consideration of the Transition Services, Executive shall be entitled to:
(i)    a lump sum payment of $1,000,000.00 (the “First Transition Payment”) within twenty (20) days following the Effective Date; provided, however, that Executive’s signs a release of claims in a form approved by the Company, which approval will not be unreasonably withheld (the “Transition Release”) within ten (10) days of the Effective Date;

(ii)    a lump sum payment of $1,000,000.00 (the “Second Transition Payment”) May 28, 2019; provided, that Executive remains employed by the Company through such date; and
(iii)    a lump sum payment of $1,000,000.00 (the “Third Transition Payment”) within ten (10) days following the effectiveness of the Final Release; provided, however, that (x) the Third Transition Payment is subject to Executive’s signing the Final Release by the Release Deadline and (y) the Chief Executive Officer has determined in his good faith discretion that Executive has completed the Transition Services in a reasonably satisfactory manner; provided, further, however, that the Chief Executive Officer is no longer Greg Clark, this condition shall not apply.
Notwithstanding the foregoing, in the event of a Qualifying Termination prior to the completion of the Transition Period, subject to Executive’s execution and non-revocation of the Final Release by the Final Release Deadline, Executive shall be paid the First Transition Payment, the Second Transition Payment and the Third Transition Payment, as applicable, within ten (10) days following the effectiveness of the Final Release; provided, however, that with respect to the Third Transition Payment, the Chief Executive Officer has determined in his good faith discretion that Executive has completed the Transition Services in a reasonably satisfactory manner; provided, further, however, that the Chief Executive Officer is no longer Greg Clark, this condition shall not apply.
(j)    All Payments. The payments and benefits pursuant to this Section 3 are in satisfaction or in lieu of any payments or benefits otherwise payable to Executive under the Symantec Corporation Executive Severance Plan or any other severance benefit plan, offer letter or other agreement or arrangement.
(k)    Definitions.
(i)    Cause. For purposes of this Agreement, except where otherwise provided in this Section 3, Cause means any or all of the following: (i) material failure to perform, to the reasonable satisfaction of the Company, Executive’s duties and/or responsibilities, as assigned or delegated by the Company; (ii) commission of a felony or crime of moral turpitude, including but not limited to embezzlement or fraud; (iii) material breach of the terms of Executive’s employment agreement, confidentiality and intellectual property agreement or any other agreement by and between Executive and the Company; (iv) commission of any act of dishonesty, misconduct or fraud in any way materially adversely impacting the Company, its clients, or its affiliates; (v) any misconduct which brings the Company into disrepute, including conduct that injures or impairs the Company’s business prospects, reputation or standing in the community; (vi) material violation of Company policies, including, without limitation, any violation of the Company’s Code of Conduct and Global Workforce Inclusion Policies; provided, however, that the Company shall allow Executive a reasonable opportunity (but not in excess of 10 calendar days) to cure, to the reasonable satisfaction of the Company, any act or omission applicable to part (i), (iii), or (vi) above, if curable in the Company’s determination; provided, further, that it is understood that willful or grossly negligent acts or omissions will not be curable.
(ii)    Constructive Termination. For purposes of this Agreement, Constructive Termination means the occurrence of any of the following conditions without the written consent of Executive; provided, however, that with respect to each of the following, Executive must (a) within thirty (30) days following its occurrence, deliver to the Company a written explanation specifying the specific basis for his belief that he is entitled to terminate such employment as a result of a Constructive Termination, (b) give the Company an opportunity to cure any of the following within thirty (30) days following delivery of such explanation and (c) provided the Company has failed to cure any of the foregoing within such thirty (30) day cure period, Executive must resign employment with the Company (or any successor thereto) within ten (10) days following expiration of such cure period: (A) a material decrease in Executive’s base salary or target bonus, from that in effect immediately prior to the Effective Date; (B) the relocation of Executive’s work place for the Company to a location more than 25 miles from the location of Executive’s work place prior to the Effective Date; (C) required Executive to report to anyone other than the Chief Executive Officer or (D) the Company’s material breach of this Agreement.
(iii)    Disability. For purposes of this Agreement, Disability means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of twelve months or more.
4.    Restrictive Covenants. In consideration of the premises and promises herein and for good and valuable consideration, receipt of which is hereby acknowledged, Executive, intending to be legally bound, agrees as follows:
(a)    Agreement Not to Solicit. Executive agrees that during for a period of twelve (12) months from his Resignation Date, Executive will not as an employee, agent, consultant, advisor, independent contractor, general partner, officer, director, stockholder, investor, lender or guarantor of any corporation, partnership or other entity, or in any other capacity, directly or indirectly for himself or on behalf of any other Person (other than the Company or any of its affiliates):
(i)    interfere with the relationship between the Company and its employees or consultants or contractors by encouraging, inducing, soliciting or attempting to solicit any such employee or consultant or contractor to terminate his or her employment or end his or her relationship with the Company;
(ii)    solicit or attempt to solicit for employment, on behalf of Executive or any other Person, any Person who is or, within six (6) months prior to such solicitation, was an employee or consultant or contractor of the Company; or
(iii)    induce or assist any other Person to engage in any of the activities described in subparagraphs (i) or (ii).
Notwithstanding the foregoing, for purposes of this Agreement, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees, consultants, or contractors of the Company or its successors or assigns, shall not be deemed to be a breach of this Section 4(a).
(b)    Non-disparagement. In addition to any other existing obligations regarding non-disparagement, (i) Executive shall not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement and (ii) the Company will use its best efforts to ensure that the Company’s executive officers and its Board of Directors shall not disparage Executive, with any written or oral statement. Nothing in this section shall prohibit Executive or the Company or its executive officers from providing truthful information in response to a subpoena or other legal process.
(c)    Conflict. In the event of a conflict between any provision of this Section 4 and a provision of any agreement not superseded by this Agreement, this Section 4 shall control.
5.    Company Proprietary and Confidential Information. Executive hereby acknowledges that he is bound by the Symantec Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A and the Blue Coat Proprietary Information and Inventions Agreement attached hereto as Exhibit B and he will fully comply with his obligations in these agreements, including with respect to strict confidentiality of the Company’s confidential, proprietary, and trade secret information. Executive confirms that Executive has delivered to the Company all documents and data of any nature containing or pertaining to such information and that Executive has not taken or retained, whether in electronic or hard copy form, any such documents or data or any reproduction thereof.
6.    Conditions to Receipt of Severance. The receipt of any severance payment or other benefits payable upon a Qualifying Termination pursuant to Section 3 will be subject to Executive signing a release of claims in a form approved by the Company, which approval will not be unreasonably withheld (the “Final Release”) and satisfying all conditions to make the Release effective by no later than thirty (30) days after the Resignation Date (the “Final Release Deadline”), provided, however, that the Release does not release any of Executive’s rights to indemnification or fiduciary insurance pursuant to the Company’s Certificate of Incorporation, Bylaws or other agreements with the Company.
7.    Expenses. The Company will reimburse, promptly upon presentation of invoices within thirty (30) days from the date on which the parties agree upon the final form of Transition Release and Final Release, Executive’s expenses for legal or other advisors incurred in the review and finalization of this Agreement, up to an aggregate of $15,000.00.
8.    Indemnification. For the avoidance of doubt, Executive will continue to be covered by any indemnification agreement in place between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.
9.    Protected Rights. Executive understands that nothing in the Release, or otherwise in this Agreement, limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Executive further understand that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
10.    Defend Trade Secrets Act. Executive acknowledges and understands that, pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive further acknowledges and understands that if he files a lawsuit for retaliation for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding if he (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates (including Exhibit A or B hereto), is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
11.    Arbitration. Except for any claim for injunctive relief arising out of a breach of a Party’s obligations to protect the other’s proprietary information, the Parties agree to arbitrate, in Santa Clara County, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other Party. The arbitrator’s decision shall be final, binding, and conclusive. The Parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The Parties expressly waive any entitlement to have such controversies decided by a court or a jury.
12.    Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing Party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing Party may be entitled.
13.    No Admission of Liability. This Agreement is not and shall not be construed or contended by Executive to be an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under Federal Rule of Evidence 408 and/or any other state or federal provisions of similar effect.
14.    Complete and Voluntary Agreement. This Agreement, together with Exhibits A and B, the Transition Release, the Final Release and the agreements referenced in Section 3, constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and, except as expressly indicated herein, supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, excluding the Symantec Corporation Executive Retention Plan, as restated on January 30, 2018 (the “Retention Plan”); provided, however, that to the extent you receive benefits under the Retention Plan you will not receive the benefits under Section 3(h) above. Executive acknowledges that neither the Company nor its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Executive to execute the Agreement, and Executive acknowledges that Executive has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and is executing this Agreement voluntarily, free of any duress or coercion.
15.    Severability. The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that: one or more subsections of Section 4 (Restrictive Covenants) is invalid or unenforceable in whole or in part, it is the intention of the Parties that the remaining subsections (or portions thereof) of this Agreement, including Section 3 (Consideration), shall remain fully valid and enforceable.
16.    Modification; Counterparts; Facsimile/PDF Signatures. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.
17.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
18.    Taxes. All payments made under this Agreement will be subject to reduction to reflect taxes or other charges required to be withheld by law. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below:

EXECUTIVE	SYMANTEC CORPORATION
_/s/ Nicholas Noviello______________ Nicholas Noviello	_/s/ Scott Taylor___________________ Scott Taylor, EVP General Counsel
__January 31, 2019_________________ Date	___January 31, 2019_________________ Date

[SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT]